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TABLE OF CONTENTS

As Filed with the Securities and Exchange Commission on May 19, 2005

Registration No. 333-124234

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-3/A
 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Intrusion Inc.

(Name of Issuer in Its Charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	3576 (Primary Standard Industrial Classification Code Number)	75-1911917 (I.R.S. Employer Identification Number)

MICHAEL PAXTON
Vice President and Chief Financial Officer
Intrusion Inc.
1101 E. Arapaho Road
Richardson, Texas 75081
Telephone: (972) 234-6400
Facsimile: (972) 301-3892
Address and telephone number of principal executive offices, principal place of business and agent for service

copies to:
THOMAS R. NELSON
AKASH D. SETHI
Patton Boggs LLP
2001 Ross Avenue, Suite 3000
Dallas, Texas 75201
Telephone: (214) 758-1500
Facsimile: (214) 758-1550

        Approximate Date of Commencement of Proposed Sale to the Public:    As soon as practicable after the Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the Registration Statement is expected to be made pursuant to Rule 434, check the following box. ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted

SUBJECT TO COMPLETION, DATED MAY 19, 2005

PRELIMINARY PROSPECTUS

1,658,190 SHARES

Intrusion Inc.
Common Stock

        This prospectus relates to up to 1,658,190 shares of our common stock that the selling stockholders named on page 16 in this prospectus, or their respective pledgees, donees, transferees or other successors in interest that receive these shares as a gift, partnership distribution or other non sale related transfer, may offer for resale from time to time.

        Of the 1,658,190 shares of common stock to which this prospectus relates:

  •
  1,065,200 shares underlie currently outstanding convertible preferred stock; and

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  592,990 shares underlie currently outstanding warrants.

        The prices at which these stockholders may sell the shares will be determined by the prevailing market prices for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares, but we will receive the exercise price of the warrants if they are exercised for cash. If all of the warrants for which we are registering the underlying shares of our common stock are exercised for cash, as of the date of this prospectus, we would receive an aggregate of approximately $1,642,582.30

        Our common stock is currently quoted on The Nasdaq SmallCap Market under the symbol "INTZ." On May 13, 2005, the closing price for our common stock as reported by The Nasdaq SmallCap Market was $2.26.

        An investment in our common stock involves substantial risk. These risks are described under the caption "Risk Factors" beginning on page 3 and the section entitled "Additional Factors That May Affect Future Results of Operations" in the documents we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2005.

TABLE OF CONTENTS

INTRUSION INC.
RISK FACTORS
NOTE REGARDING FORWARD-LOOKING STATEMENTS
DESCRIPTION OF SECURITIES AND RELATED TRANSACTIONS
PLAN OF DISTRIBUTION
USE OF PROCEEDS
SELLING STOCKHOLDERS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION

INTRUSION INC.

General

        We develop, market and support a family of network intrusion prevention, intrusion detection, regulated information compliance and data privacy protection products. Our product families include the Compliance Commander™ for regulated information and data privacy protection, Intrusion SpySnare™ for real-time inline blocking of spyware and unwanted peer-to-peer (P2P) applications, and Intrusion SecureNet™ for network intrusion prevention and detection. Intrusion's products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.

        We market and distribute our products through a direct sales force to end-users, distributors and numerous domestic and international system integrators, managed service providers and value-added resellers. Our end-user customers include high technology, e-commerce, manufacturing, government entities, military, financial institutions, telecommunications, retail, transportation, healthcare, insurance, entertainment, utilities energy companies, and academic institutions. Essentially, our end-user can be defined as "any end-user requiring network security solutions for protecting their mission critical data."

        We were organized in Texas in September 1983 and reincorporated in Delaware in October 1995. For more than 15 years, we provided local area networking equipment and were known as Optical Data Systems or ODS Networks. On April 17, 2000, we announced plans to sell, or otherwise dispose of, our networking divisions, which included our Essential Communications division and our local area networking assets. In accordance with these plans, we have accounted for these businesses as discontinued operations. On June 1, 2000, we changed our name from ODS Networks, Inc. to Intrusion.com, Inc., and our NASDAQ ticker symbol from ODSI to INTZ to reflect our focus on intrusion detection solutions. On November 1, 2001, we changed our name from Intrusion.com, Inc. to Intrusion Inc.

        Our principal executive offices are located at 1101 East Arapaho Road, Richardson, Texas 75081, and our telephone number is (972) 234-6400. Our website URL is www.intrusion.com. Information contained in or linked to our website are not a part of this prospectus. References to "we," "us" and "our" in this prospectus refer to Intrusion Inc. and its subsidiaries.

This Prospectus

        This prospectus relates to up to 1,658,190 shares of our common stock that the selling stockholders listed on page 16, or their respective pledgees, donees, transferees or other successors in interest that receive these shares as a gift, partnership distribution or other non-sale related transfer, may offer for resale from time to time. These shares represent shares of our common stock underlying shares of our convertible preferred stock and warrants that were issued to the selling stockholders in various transactions. These transactions are summarized below and are more fully described under the section entitled "Description of Securities and Related Transactions" beginning on page 6 of this prospectus.

The Transactions

Private Placement

        On March 28, 2005, we entered into a Securities Purchase Agreement with various investors, including G. Ward Paxton, our Chairman, President and Chief Executive Officer, and James F. Gero, a member of our Board of Directors, pursuant to which the investors purchased 1,065,200 shares of our Series 2 5% convertible preferred stock and warrants to purchase up to 532,600 shares of our common stock. Mr. Paxton and Mr. Gero invested an aggregate of $550,000 in the private placement in exchange for 220,000 shares of the preferred stock and warrants to purchase an aggregate of 110,000 shares of our common stock.

        Our agreement with these investors requires us to register all 1,597,800 shares of our common stock underlying these shares of preferred stock and warrants. These shares cover the number of shares of our common stock issuable by us upon conversion of the preferred stock and upon the exercise of the warrants, including the 330,000 shares of common stock underlying the preferred stock and warrants acquired by Mr. Paxton and Mr. Gero.

Compensation of Placement Agent

        Stonegate Securities, Inc. acted as our placement agent in connection with the private placement. As part of its compensation, we issued warrants to purchase an aggregate of the 60,390 shares of our common stock to two affiliates of Stonegate. On May 17, 2005, these affiliates transferred their warrants and the underlying shares to Crestview Capital Master LLC. This prospectus includes all of these shares.

RISK FACTORS

        You should carefully consider the risks below and those contained in the section entitled "Factors That May Affect Future Results of Operations" in the documents we file with the SEC that are incorporated by reference in this prospectus, specifically the factors included in our Form 10-KSB for the year ended December 31, 2004, and our Form 10-QSB for the quarter ended March 31, 2005, before making an investment decision. The risks described below and incorporated herein are those we currently believe may materially affect us.

Certain rights of the holders of our preferred stock may hinder our ability to raise additional financing.

        We cannot issue shares of capital stock with rights senior to those of our existing 5% preferred stock or Series 2 5% preferred stock without the approval of at least a majority of the holders of our 5% preferred stock and all of the holders of our Series 2 5% preferred stock, voting or acting as separate classes. We also cannot incur certain indebtedness without the approval of at least a majority of the holders of our 5% preferred stock. In addition, holders of the Series 2 5% preferred stock who are not executive officers or directors have the right to purchase a pro rata portion of certain future issuances of securities by us. The combination of these provisions could hinder or delay our ability to raise additional debt or equity financing.

You will experience substantial dilution upon the conversion or redemption of the shares of preferred stock and exercise of warrants that we issued in our recent private placements.

        On March 25, 2004, we completed a $5,000,000 private placement in connection with which we issued 1,000,000 shares of our 5% Convertible Preferred Stock and warrants to acquire 556,619 shares of our common stock. The conversion price for the preferred stock and the exercise price of the warrants is $3.144 per share. We also issued our placement agent a warrant for 64,408 shares of our common stock at an exercise price of $3.144 per share. As of May 13, 2005, there were 389,088 shares of 5% preferred stock, representing approximately 618,779 shares of common stock upon conversion, and warrants to purchase 556,619 shares of common stock outstanding.

        In addition, on March 28, 2005, we completed a $2,663,000 private placement in connection with which we issued 1,065,200 shares of our Series 2 5% Convertible Preferred Stock and warrants to acquire 532,600 shares of our common stock. We also issued two affiliates of our placement agent warrants to purchase an aggregate of 60,390 shares of common stock. The conversion price for the preferred stock is $2.50 per share and the exercise price of the warrants is $2.77 per share.

        On May 13, 2005, we had 6,138,030 shares of common stock outstanding. As a result, we expect the private placements to result in a further dilution to holders of our common stock upon conversion of the preferred stock and exercise of the warrants of 2,897,996 shares of common stock, or an approximately 47.2% increase in the number of shares of our common stock outstanding.

        Further, the occurrence of certain specified events described below under "Description of Securities and Related Transactions—Terms of the Series 2 5% Convertible Preferred Stock—Redemption" entitle holders of our Series 2 5% preferred stock to require us to redeem their shares for a number of shares of our common stock equal to the redemption price divided by 75% of the ten-day average of the volume weighted average price of our common stock ending on the day immediately preceding the holder's election to redeem. The redemption price for the shares of Series 2 5% preferred stock equals the sum of (1) the greater of $3.25 and the volume weighted average price of our common stock on the trading day immediately preceding the redemption event multiplied by $2.50 divided by the conversion price of the Series 2 5% preferred stock then in effect plus (2) any accrued but unpaid dividends on the Series 2 5% preferred stock plus (3) any unpaid liquidated damages or other amounts payable to the holders of the Series 2 5% preferred stock. As a result, assuming we have paid all liquidated damages and other amounts to the holders, accrued but unpaid dividends, on May 13, 2005 of

$17,145.34, a volume weighted average price of $2.26, which was the closing price of our common stock on May 13, 2005, and our 6,138,030 shares of common stock outstanding on May 13, 2005, we would issue approximately 2,052,534 shares of our common stock if a specified redemption event occurs and all holders of Series 2 5% preferred stock elected to redeem their shares for common stock. This would represent an increase of approximately 33.4% in the number of shares of our common stock as of May 13, 2005.

The conversion of preferred stock or exercise of warrants we issued in our recent private placements may cause the price of our common stock to decline.

        The holders of the shares of 5% preferred stock and warrants we issued on March 25, 2004, may freely convert their shares of preferred stock and exercise their warrants and sell the underlying shares of common stock pursuant to an effective registration statement we filed on August 6, 2004. As of May 13, 2005, 610,912 shares of 5% preferred stock had converted into 971,551 shares of common stock. In addition, upon the effectiveness of the registration statement related to this prospectus, the investors in our March 28, 2005 private placement would be able to freely sell the shares of common stock underlying their shares of Series 2 5% preferred stock and warrants we issued to them in that private placement upon the conversion of their shares and exercise of their warrants.

        For the four weeks ended on May 13, 2005, the average daily trading volume of our common stock on The NASDAQ SmallCap Market was 36,285 shares. Consequently, if holders of preferred stock or warrants elect to convert their remaining shares or exercise their warrants and sell a material amount of their underlying shares of common stock on the open market, the increase in selling activity could cause a decline in the market price of our common stock. Furthermore, these sales, or the potential for these sales, could encourage short sales, causing additional downward pressure on the market price of our common stock.

The payment of accrued dividends on our preferred stock may strain our cash resources.

        Shares of our 5% convertible preferred stock accrue cash dividends equal to $0.25 per share per annum, payable in arrears on March 31 and September 30 of each year, and shares of our Series 2 5% convertible preferred stock accrue cash dividends equal to $0.125 per share per annum, payable in arrears on the first business day of March, June, September and December of each year. The amount of the dividends on our Series 2 5% preferred stock may increase to $0.45 per share per annum upon the occurrence of certain event entitling the holders of these shares to redemption.

        During 2004, we paid $129 thousand in dividends related to our 5% convertible preferred stock and at May 13, 2005, we have dividends accrued of $11,459.44 related to our 5% preferred stock and $17,145.34 related to our Series 2 5% preferred stock.

        Delaware law provides that we may only pay dividends out of our capital surplus or, if no surplus is available, out of our net profits for the fiscal year the dividend is declared and/or the preceding fiscal year. We have not had net profits for the last two fiscal years, and as of December 31, 2004. However, we did have sufficient capital surplus, defined as the amount by which our net assets exceed our stated capital, based on par value of our outstanding shares as provided by Delaware law. Although we are currently able to pay accrued dividends on our outstanding shares of preferred stock, we cannot assure you that our net assets will continue to exceed our stated capital or that we will have net profits in order to pay these dividends in the future. These dividends continue to accrue on our outstanding shares of preferred stock, regardless of whether we are legally able to pay them. The accrual of these dividends may adversely affect our operating results. In addition, the payment of these dividends could strain our available cash resources, which could adversely affect our ability to operate or grow our business. Furthermore, our inability to pay dividends could adversely affect our ability to raise equity financing in the future if required.

Our management may spend the proceeds of this offering in ways with which you do not agree.

        Our management will have broad discretion over how we use the net proceeds of this offering and could spend proceeds in ways with which you do not agree. Pending deployment of the funds, the proceeds may be invested in ways that do not yield favorable returns. Please see the "Use of Proceeds" section of this prospectus for information about how we plan to use the proceeds of this offering.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the materials incorporated herein by reference contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forwarding-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "continue" and other similar words. You should read statements that contain these words carefully because they discuss our future expectations, make projections of our future results of operations or of our financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. Our actual results could differ materially from the expectations we describe in our forward-looking statements as a result of certain factors, as more fully described in the "Risk Factors" section of this prospectus and the section entitled "Factors That May Affect Future Results of Operations" and elsewhere in the documents we file with the SEC that are incorporated herein.

DESCRIPTION OF SECURITIES AND RELATED TRANSACTIONS

Private Placement

        On March 28, 2005, we completed a private placement under Rule 506 of Regulation D with nine institutional investors and three individual accredited investors, including G. Ward Paxton, our Chairman, President and Chief Executive Officer, and James F. Gero, a member of our Board of Directors, pursuant to which the investors paid us an aggregate of $2,663,000 in consideration for (1) 1,065,200 shares of our Series 2 5% convertible preferred stock convertible into shares of our common stock at an initial conversion price of $2.50 per share and (2) warrants to purchase up to 532,600 shares of our common stock at an initial exercise price of $2.77 per share.

        As a condition to the consummation of the private placement, each of our officers and directors executed a voting agreement pursuant to which they have agreed to vote the shares owned by them in favor of any proposal to stockholders requesting an approval of the issuance of more then 1,211,605 shares of our common stock, which represents 19.999% of our common stock outstanding as of March 28, 2005, upon conversion of the shares of preferred stock and the exercise of the warrants we issued in this private placement, to the extent this approval is required by Nasdaq rules.

Compensation of Placement Agent

        Stonegate Securities, Inc. acted as our placement agent for this private placement. As compensation for services rendered to us by Stonegate, we agreed to:

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  pay Stonegate a cash fee equal to $120,780, including a $5,000 retainer fee; and

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  issue to Stonegate or its assigns warrants to purchase an aggregate of 60,390 shares of our common stock at an exercise price of $2.77 per share.

        We issued the warrants to two affiliates of Stonegate pursuant to Rule 506 of Regulation D. On May 17, 2005, these affiliates transferred their warrants and the underlying shares covered by this prospectus to Crestview Capital Master LLC.

Terms of the Series 2 5% Convertible Preferred Stock

        Dividends.    Holders of the Series 2 5% preferred stock are entitled to a 5% per annum dividend per share. The dividend accrues and is payable in cash quarterly on the first business day of March, June, September and December of each year, beginning on June 1, 2005. Dividends may increase to 18% per annum upon the occurrence of certain redemption events described below under "Terms of the Series 2 5% Convertible Preferred Stock-Redemption".

        Accrued but unpaid dividends are payable upon the conversion or redemption of the shares of preferred stock and upon a liquidation event. Dividends not paid within five business days of the day they are due accrue daily interest at the lesser of 18% per annum or the maximum rate permitted by law, until the dividends and the accrued interest are paid in cash.

        As long as any shares of the Series 2 5% preferred stock are outstanding, we cannot pay dividends or make other distribution on, redeem shares of, or set money aside or create a sinking fund for that purpose for, any shares of capital stock ranking junior to the Series 2 5% preferred stock with respect to dividends, including our common stock. However, this restriction does not apply to the payment of accrued dividends on our existing 5% convertible preferred stock or the conversion of any of our convertible capital stock in accordance with its terms.

        Voting Rights.    Holders of the preferred stock have no voting rights, except as required by law. However, as long as any shares of the Series 2 5% preferred stock remain outstanding, we cannot take any of the following actions without the separate class vote or written consent of all of the then outstanding shares of the Series 2 5% preferred stock:

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  alter or change adversely the powers, preferences or privileges of the Series 2 5% preferred stock;

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  alter or amend the Certificate of Designation creating the Series 2 5% preferred stock;

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  authorize or create any class stock ranking senior to, or on an equal basis with, the Series 2 5% preferred stock with respect to dividends, redemption or liquidation;

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  amend our certificate of incorporation, bylaws or other organizational documents in a manner which adversely affects the rights of any of the holders of the Series 2 5% preferred stock;

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  increase the authorized number of shares of the Series 2 5% preferred stock; or

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  enter into any agreement to do any of the above.

        Conversion.    The holders of the Series 2 5% preferred stock have the option to convert their shares into shares of our common stock at an initial conversion price of $2.50 per share. We also have the right to force conversion of outstanding shares of the Series 2 5% preferred stock after March 28, 2006, if the following conditions are met:

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  the volume weighted average price of our common stock must be at least 200% of the conversion price of the preferred stock then in effect, for a period of 20 consecutive trading days immediately preceding the redemption;

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  we notify the holders of the conversion within one trading day after our common stock meets the above trading price requirement;

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  we have honored all requested conversions of the Series 2 5% preferred stock, if any;

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  we have paid any liquidated damages or other amounts owing on the Series 2 5% preferred stock;

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  the registration statement related to this prospectus is effective and is expected to remain effective;

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  our common stock is traded on the Nasdaq SmallCap Market, the Nasdaq National Market, the New York Stock Exchange, the American Stock Exchange or the OTC Bulletin Board;

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  we have a sufficient number of authorized but unissued shares of our common stock to permit the conversion;

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  no event which would give the holders the right to redeem their shares has occurred;

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  the issuance of the shares of common stock would not cause a relevant holder to exceed the 4.99% beneficial ownership limitation described below; and

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  we have not publicly announced any merger or consolidation, sale of all or substantially all of our assets, tender or exchange offer, reclassification of our common stock or any share exchange or any transaction which would constitute a change of control for purposes of the liquidation preference of the Series 2 5% preferred stock.

        Because the original purchase price and the initial conversion price are the same, each share of Series 2 5% preferred stock is initially convertible into one share of our common stock. The Series 2 5% preferred stock contains adjustment provisions upon the occurrence of stock splits, stock dividends, combinations, reclassifications or similar events of our capital stock as well as any rights offering or pro rata distribution of cash, property, assets or securities to holders of our common stock.

        A holder of Series 2 5% preferred stock cannot convert their shares into shares of our common stock if that holder would beneficially own greater than 4.99% of our issued and outstanding shares of common stock, as determined in accordance with Section 13(d) of the Exchange Act, upon conversion. However, this restriction does not apply to any holder of Series 2 5% preferred stock who is one of our directors or officers. Although this restriction does not limit the conversion of the shares of Series 2 5% preferred stock purchased by Mr. Paxton or Mr. Gero, neither Mr. Paxton nor Mr. Gero may convert their shares into common stock unless and until the issuance is approved by our stockholders to the extent required by Nasdaq rules.

        In addition, we cannot issue shares to a holder of Series 2 5% preferred stock if the number of shares issuable upon conversion of all shares of Series 2 5% preferred stock added together with the number of shares issuable upon the exercise of the private placement warrant exceeds 1,211,605 shares, or 19.999% of our outstanding shares of common stock on March 28, 2005, unless we have received the requisite approval of our stockholders under Nasdaq Marketplace Rule 4350.

        Rank; Liquidation Preference.    The holders of Series 2 5% preferred stock rank prior to the holders of our common stock and existing 5% preferred stock with respect to the distribution of our assets upon a dissolution, liquidation or other similar event. The liquidation preference for the Series 2 5% preferred stock is an amount equal to $2.50 per share plus any accrued but unpaid dividends.

        In addition to a dissolution, liquidation or similar event, the following "change of control" transactions constitute a liquidation:

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  an acquisition by an individual, legal entity or group, as defined in Rule 13d-5(b)(1) of the Exchange Act of 1934, as amended, of more than 33% of our voting securities;

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  a merger or consolidation with or into another entity, after which our stockholders own less than 66% of the aggregate voting power of the surviving corporation;

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  a sale of all or substantially all of our assets to an entity in which our stockholders own less than 66% of aggregate voting power of the acquiring entity;

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  a replacement at one time or within one year of more than half the members of our board of directors which is not approved by the members of our board of directors or their nominees; and

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  the execution of a binding agreement to effect any of the above transactions.

        Redemption.    Holders of Series 2 5% preferred stock can require us to redeem all of their shares of upon the occurrence of any of the following events:

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  the failure of the registration statement relating to this prospectus to be declared effective by the SEC by November 13, 2005;

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  the registration statement ceases to be effective or a holder is not permitted to resell its shares of common stock registered for resale for more than 90 calendar days in any twelve month period;

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  our failure to deliver certificates for common stock within 10 trading days of a request to convert, or we publicly announce that we will not comply with requests to convert;

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  our failure to pay a holder for any damages that holder incurs as a result of open market purchases to cover sales of common stock for which we did not timely issue common stock certificates on conversion within ten days after receipt of notice of the damages from that holder;

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  our failure to have a sufficient number of authorized but unissued shares of our common stock to permit conversion;

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  our breach of any representation, warranty, covenant or agreement in the Securities Purchase Agreement, Registration Rights Agreement, warrants or other transaction documents executed in connection with the private placement which we have not cured within 45 days after notice of such breach;

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  our redemption of any shares of common stock or existing 5% preferred stock, other than conversions of the existing 5% preferred stock and the repurchase of up $100,000 per calendar year of common stock from employees, officers, directors, consultants and other service providers upon their termination;

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  we become party to a change of control transaction that results in a liquidation of the Series 2 5% preferred stock; or

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  we have filed for bankruptcy, whether voluntarily or involuntarily, or made a general assignment for the benefit of creditors.

        The redemption price is the sum of (1) the greater of $3.25 and the product of the volume weighted average price of our common stock on the trading day immediately preceding the event multiplied by $2.50 divided by the conversion price then in effect plus (2) any accrued but unpaid dividends on the Series 2 5% preferred stock plus (3) all liquidated damages or other amounts payable to the holders of Series 2 5% preferred stock. The redemption price is payable in cash if a redemption event occurs as a result of our failure to deliver stock certificates upon conversion, our public announcement of our refusal to comply with conversion requests, our failure to pay damages to a holder who is forced to cover a sale for which we did not timely issue certificates, our breach of the provisions of any of the agreements executed in connection with the private placement, our becoming party to a change of control transaction or our voluntary bankruptcy. In the case of any other redemption event, a holder has the option to receive a number of shares of our common stock equal to the redemption price divided by 75% of the ten-day average of the volume weighted average price of our common stock ending on the day immediately preceding the holder's election or an increase in the dividends payable per share to 18% per annum. Prior to receiving any requisite stockholder approval for the issuance of additional shares, holders may only elect to increase the dividend. In addition, Mr. Paxton and Mr. Gero will not be able to receive stock upon redemption of their shares unless and until the issuance is approved by our stockholders to the extent required by Nasdaq rules. Payment of the redemption price is due within five trading days after the holder provides us with a notice of payment, after which the unpaid amount accrues interest daily at a rate equal to the lower of 18% per annum and the highest rate permitted by law.

Terms of the Warrants

        Private Placement Warrants.    The warrants we issued in the private placement have an initial exercise price of $2.77 per share and are exercisable for our common stock at any time during the period commencing on September 28, 2005 and ending on or before September 28, 2010. The warrants contain a cashless exercise provision, permitting the holder at any time on or after March 28, 2006, in lieu of paying the exercise price, to surrender the warrant for a number of shares of common stock determined by multiplying the number of shares of common stock underlying the warrant by a fraction based on the exercise price of the warrant and the volume weighted average price of our common stock on trading day immediately preceding the exercise date. A holder may only use the cashless exercise if there is no effective registration statement covering the resale of the shares of common stock underlying the warrant at the time the holder wishes to exercise.

        All of the warrants contain adjustment provisions upon the occurrence of stock splits, stock dividends, combinations, reclassification or similar events of our capital stock as well as pro rata distributions of cash, property, assets or securities to holders of our common stock.

        A holder of a warrant cannot exercise warrants for shares of our common stock if that holder would beneficially own greater than 4.99% of our issued and outstanding shares of common stock, as determined in accordance with Section 13(d) of the Exchange Act, upon exercise of the warrants. However, this restriction does not apply to any holder of a warrant who is one of our directors or officers. Although this restriction does not currently limit the exercise of the warrants acquired by Mr. Paxton or Mr. Gero, neither Mr. Paxton or Mr. Gero may exercise their warrants for common stock unless the issuance is approved by our stockholders to the extent required by Nasdaq rules.

        In addition, we cannot issue shares of common stock upon the exercise of a warrant if the number of shares to be issued upon the exercise of all of the private placement warrants added together with the number of shares issuable upon the conversion of the Series 2 5% preferred stock, exceeds 1,211,605, or 19.999% of our outstanding shares of common stock on March 28, 2005, unless we have received the requisite approval of our stockholders under Nasdaq Marketplace rule 4350.

        Stonegate Warrants.    The warrants we originally issued to the affiliates of Stonegate have an initial exercise price of $2.77 per share and are exercisable for our common stock at any time on or before March 28, 2010. Each warrant contains a cashless exercise provision, permitting the holder, in lieu of paying the exercise price, to surrender the warrant for a number of shares of common stock determined by multiplying the number of shares of common stock underlying the warrant by a fraction based on the exercise price of the warrant and the current market value of our common stock.

        The warrants contain adjustment provisions upon the occurrence of stock splits, stock dividends, combinations, reclassification or similar events of our capital stock.

Pre-emptive Rights and Restrictions on Future Sales of Equity

        Pre-emptive Rights.    Pursuant to the terms of the Securities Purchase Agreement entered into in connection with the private placement, we granted the investors, other than Mr. Paxton and Mr. Gero, who continue to own shares of preferred stock prior to the sale, the right to purchase up to 100% of the securities we may offer in certain future sales of securities within 180 days of the effective date of the registration statement relating to this prospectus.

        The investors' right of purchase will not apply to the following issuances by us:

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  shares issuable upon the conversion of the Series 2 5% preferred stock or the exercise of the warrants;

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  securities we issue to directors, officers, employees and consultants as compensation;

  •
  securities issuable upon the exercise of options, warrants or other convertible securities currently outstanding, as long as we have not amended these securities to increase the number of shares issuable upon conversion or to decrease the exercise price other than as a result of their respective anti-dilution provisions;

  •
  shares of stock issued in connection with a stock split, stock dividend or recapitalization;

  •
  securities we issue in connection with commercial lending and lease transactions;

  •
  securities we issue in connection with acquisitions or strategic transactions; and

  •
  shares of stock we issue in a firm commitment, underwritten public offering with gross proceeds of at least $30,000,000.

        Restrictions of Future Sales.    The Securities Purchase Agreement also restricts us from issuing any shares of common stock or other securities convertible or exercisable for common stock until the date that is 180 days after the effective date of the registration statement relating to this prospectus. In addition, as long as any investor holds Series 2 5% preferred stock or warrants, we cannot issue debt or equity securities that are convertible or exercisable for shares of common stock at a price that varies with the trading price of our common stock or is subject to reset for events contingent on our business or the price of our common stock or enter into any other agreement, including an equity line of credit, pursuant to which we sell securities at a future determined price. However, these restrictions do not apply to transactions which are exempt from the pre-emptive rights described above.

        These provisions may hinder or delay our ability to raise additional debt or equity financing if and when we require additional capital to operate or grow our business.

Registration Rights

        In connection with the Securities Purchase Agreement, we entered into a Registration Rights Agreement, pursuant to which we are required to file a registration statement to register the 1,597,800 shares of common stock issuable upon the conversion of the preferred stock and upon the exercise of the warrants issued to the investors in the private placement. This prospectus relates to the registration of all of these shares of common stock. Under the terms of the Registration Rights Agreement, we may be subject to the payment of partial liquidated damages if any of the following events occurs:

  •
  the registration statement relating to this prospectus is not declared effective by the SEC by the earlier to occur of July 26, 2005 or the fifth trading day after the SEC informs us that they have no further review of the registration statement;

  •
  we fail to request acceleration of the registration statement relating to this prospectus within five trading days of the SEC informing us they have no further review of the registration statement or to file a pre-effective amendment to the registration statement within ten trading days after receiving any SEC comments; or

  •
  the registration statement ceases to be effective or a holder is not permitted to resell its shares of common stock registered for resale for more than 30 calendar days in any twelve month period.

        The amount of liquidated damages will equal 1% of the aggregate purchase price paid to us by the investors in the private placement for the first thirty-day period, and 2% of the aggregate purchase price for each subsequent thirty-day period, each pro rated for any shorter period, following any of the above events. The damages are payable on the monthly anniversary of the date of the event giving rise to the damages. Any damages not paid within seven days of the date due will accrue daily interest at the lesser of 18% per annum and the maximum amount permitted by law until paid in full. No damages are payable to Crestview Capital Master LLC with respect to the shares of common stock underlying the warrants it acquired from the affiliates of Stonegate or to any person who is one of our officers or directors at the time the payment is due. Therefore, Mr. Paxton and Mr. Gero are not currently entitled to receive any of these damages.

        We must keep the registration statement related to this prospectus effective until the earlier to occur of the date when all the securities covered by the registration statement may be sold without restriction pursuant to Rule 144(k) and the date on which all securities covered by the registration statement have been sold.

PLAN OF DISTRIBUTION

        Shares of our common stock held by the selling stockholders and covered by this prospectus may be sold or distributed at any time or from time to time by the selling stockholders, their pledgees, donees, transferees or other successors in interest, in one or more transactions. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to the then current market price, at varying prices determined at the time of sale in negotiated transactions, or at such other price as the selling stockholders may determine from time to time.

        The selling stockholders may offer their shares at various times in one or more of, or a combination of, the following or other kinds of transactions:

  •
  transactions on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

  •
  in connection with short sales of the shares entered into after the effective date of the registration statement of which this prospectus is a part;

  •
  by pledge to secure or in payment of debt and other obligations;

  •
  through the writing of options, whether the options are listed on an options exchange or otherwise; or

  •
  in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options.

        No selling stockholder had any agreement or understanding, directly or indirectly, with any person to distribute the shares underlying the preferred stock and warrants at the time the selling stockholder purchased them. All of the selling stockholders purchased the securities in the ordinary course of business.

        If the selling stockholders effect these transactions by selling shares to or through broker-dealers or agents, those broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders or commissions from purchasers of the shares for whom they may act as agent. These commissions, discounts or concessions as to a particular broker-dealers or agents may be in excess of customary commissions in the types of transactions involved. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers with respect to the sale of the shares covered by this prospectus.

        The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions in connection with distributions of the shares or otherwise. In these transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out short positions. Several of the selling stockholders have entered into sort positions as of the date hereof. None of the shares issuable upon conversion of the preferred stock or exercise of the warrants and none of the other shares described in this prospectus will be used to cover any of these short positions or any other short positions prior to the effectiveness of the registration statement relating to this prospectus. The selling stockholders may enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or financial institutions of the shares. The broker-dealer or other financial institutions may then resell or otherwise transfer those shares pursuant to this prospectus.

        The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer or other financial institutions may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

        Under the securities laws of certain states, the shares may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, rather than under this prospectus, provided they meet the criteria and conform to the requirements of such rule.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock until his or her participation in that distribution is completed. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of common stock by the selling stockholders.

        We will make copies of this prospectus available to the selling stockholders. We have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities under the Securities Act.

        At the time a particular offer of shares is made, we will file a supplement to this prospectus, if required, that will disclose:

  •
  the name of each such selling stockholder and of the participating broker-dealer(s);

  •
  the number of shares involved;

  •
  the price at which such shares were sold;

  •
  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

  •
  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  •
  other facts material to the transaction.

        In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

        We entered into the registration rights agreement described under "Description of Securities and Related Transactions—Registration Rights" for the benefit of the selling stockholders to register the shares of common stock under applicable federal and state securities laws. Pursuant to the terms of the registration rights agreement, we will pay all expenses of the registration of the shares except that the selling stockholders will pay any applicable commissions and discounts attributable to the sales of the shares and costs and expenses of their own counsel. We have agreed to indemnify the selling stockholders against certain liabilities relating to the registration statement, including liabilities under the Securities Act. Conversely, each selling stockholder has agreed to indemnify us against certain liabilities relating to the information given to us in writing by that selling stockholder for inclusion in the registration statement, including liabilities under the Securities Act.

USE OF PROCEEDS

        We will receive the exercise price of the warrants, if they are exercised for cash, but will receive no proceeds from the resale of the underlying shares which may be offered hereby. As of the date of this prospectus, if all of the warrants for which we are registering the underlying shares of our common stock are exercised for cash, we would receive an aggregate of approximately $1,642,582.30. We intend to use the proceeds, if any, from the exercise of the warrants for general corporate purposes and working capital.

SELLING STOCKHOLDERS

        The following table identifies each of the selling stockholders and sets forth information as of the date of this prospectus with respect to the number of shares which may be offered under this prospectus from time to time by each selling stockholder. This information includes shares obtainable upon conversion or exercise of shares of preferred stock and warrants, which are currently convertible or exercisable into shares of our common stock. Except as otherwise indicated, the persons named in the table below have sole investment and voting power with respect to all shares beneficially owned, subject to community property laws, where applicable. Percentage ownership is based on 6,138,030 shares of our common stock outstanding on May 13, 2005. For purposes of this table, the shares of common stock beneficially owned by a person or group of persons before the offering equals the sum of:

  •
  any shares beneficially owned unrelated to the Series 2 5% preferred stock and warrants, including any shares that person or group has the right to acquire within 60 days;

  •
  the shares beneficially owned underlying the Series 2 5% preferred stock based on a conversion price of $2.50;

  •
  the shares beneficially owned underlying the warrants based on an exercise price of $2.77; and

  •
  in calculating the percentage for each selling stockholder, the shares issuable upon conversion of the Series 2 5% preferred stock and exercise of the warrants for any selling stockholder are included in the denominator of the shares outstanding for that selling stockholder but are not included in the denominator for any other person.

        Under the terms of the Series 2 5% preferred stock and warrants we issued in the private placement, the shares of Series 2 5% preferred stock are convertible and the warrants are exercisable by any selling stockholder who participated in the private placement only to the extent that the number of shares of common stock issuable pursuant to those securities, together with the number of shares of our common stock owned by that selling stockholder and its affiliates (but not including shares of common stock underlying unconverted portions of the Series 2 5% preferred stock or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. However, this restriction does not apply to any holder of Series 2 5% preferred stock or warrants who is one of our directors or officers. Although this restriction does not currently limit the conversion of shares or the exercise of warrants by Mr. Paxton or Mr. Gero, neither Mr. Paxton nor Mr. Gero may convert their shares into, or exercise their warrants for, common stock unless the issuance is approved by our stockholders to the extent required by NASDAQ rules. In addition, we cannot issue shares of common stock to any selling stockholder who participated in the private placement upon the conversion of their shares or the exercise of their warrants if the number of shares to be issued upon the conversion of all of the shares of Series 2 5% preferred stock and all of the warrants we issued in the private placement exceeds 1,211,605, or 19.99% of our outstanding shares of common stock on March 28, 2005, unless we have received the requisite approval of our stockholders under Nasdaq Marketplace Rule 4350. Finally, the selling stockholders who participate in the private placement may not exercise their warrants until September 28, 2005. Accordingly, the number of shares of common stock set forth in the column "Shares Offered" in the table below for certain selling stockholders may exceed the number of shares of common stock that the selling stockholder could beneficially own at any given time through the ownership of their shares or Series 2 5% preferred stock or warrants.

        All of the shares of common stock being offered by this prospectus are being offered by the selling stockholders for their own accounts. Because the selling stockholders may sell all, some or none of the shares covered by this prospectus, and there are currently no agreements, arrangements or understandings with any of the selling stockholders with respect to the sale of any of the shares, we cannot estimate the number of shares or the percentage of outstanding shares of common stock, that will be held by any of them upon termination of this offering. For purposes of this table, we are assuming that the selling stockholders will sell all of the shares offered by this prospectus and will not acquire any additional shares.

        This prospectus also covers any additional shares of common stock which may become issuable in connection with shares sold by reason of a stock dividend, stock split, recapitalization or other similar transaction effected without us receiving any cash or other value, which results in an increase in the number of our outstanding shares of common stock.

        Of the 1,658,190 shares of common stock being offered by the selling stockholders:

  •
  1,597,800 shares are issuable upon conversion of the Series 2 5% preferred stock and the exercise of the warrants purchased by the investors in the private placement described under "The Transactions—Private Placement" and "Description of Securities and Related Transactions—Private Placement;" and

  •
  60,390 shares are issuable upon the exercise of the warrants we originally issued to two affiliates of Stonegate Securities, Inc., for acting as our placement agent in the private placement; see "The Transactions—Compensation of Placement Agent," "Description of Securities and Related Transactions—Compensation of Placement Agent," and "Certain Relationships among the Selling Stockholders and Intrusion—Stonegate Securities."

        Other than Mr. Gero and Mr. Paxton, none of the selling stockholders has had a material relationship with us within the past three years other than as a result of the ownership of shares or our common stock or other securities. See "Certain Relationships among the Selling Stockholders and Intrusion."

	Shares Beneficially Owned Before Offering		Shares Owned After the Offering
Name of Selling Stockholder		Shares Offered
			Number	Percent
Bluegrass Growth Fund LP(1)	30,000	30,000	0	0.0%
Bluegrass Growth Fund LTD(1)	30,000	30,000	0	0.0%
Bushido Capital Master Fund, LP(2)	150,000	150,000	0	0.0%
Crestview Capital Master LLC(3)	149,449	60,390	89,059	1.4%
Enable Growth Partners LP(4)	413,226	300,000	113,226	1.8%
Gamma Opportunity Capital Partners, LP(5)	150,000	150,000	0	0.0%
Gero, James F.(6)	410,930	90,000	320,930	5.1%
Nite Capital L.P.(7)	306,000	306,000	0	0.0%
Paxton, G. Ward(8)	910,995	240,000	670,995	10.4%
Payne, Marshall R.(9)	102,940	60,000	42,940	*
TCMP3 Partners L.P.(10)	91,800	91,800	0	0.0%
Truk International Fund, LP(11)	9,000	9,000	0	0.0%
Truk Opportunity Fund, LLC(11)	141,000	141,000	0	0.0%
Total(12)	2,895,340	1,658,190	1,237,150	18.2%

*
Less than 1%

Footnotes to Selling Stockholder Table:

(1)
Deborah Solomon has voting and/or investment control over the shares held by Bluegrass Growth Fund LP and Bluegrass Growth Fund LTD. Ms. Solomon disclaims beneficial ownership of these shares.

(2)
Christopher Rossman has voting and/or investment control over the shares held by Bushido Capital Master Fund, LP. Mr. Rossman disclaims beneficial ownership of these shares.

(3)
Includes 89,059 shares of our common stock issuable upon the exercise of existing warrants. Steve Halpern has voting and/or investment control over the shares held by Crestview Capital Master LLC. Mr. Halpern disclaims beneficial ownership of these shares.

(4)
Includes 63,130 shares of our common stock issuable upon the conversion of our 5% convertible preferred stock and 50,096 shares of our common stock issuable upon the exercise of existing warrants. Mitch Levine has voting and/or investment control over the shares held by Enable Growth Partners LP. Mr. Levine disclaims beneficial ownership of these shares.

(5)
Jonathan P. Knight and Christopher Rossman have voting and/or investment control over the shares held by Gamma Opportunity Capital Partners, LP. Mr. Knight and Mr. Rossman disclaim beneficial ownership of these shares.

(6)
Includes 95,419 shares of common stock issuable upon the conversion of our 5% convertible preferred stock and 33,397 shares of our common stock issuable upon the exercise of existing warrants. Also includes 2,501 shares that Mr. Gero may acquire upon the exercise of options that are currently exercisable or that will be exercisable within 60 days or May 13, 2005.

(7)
Keith Goodman has voting and/or investment control over the shares held by Nite Capital L.P. Mr. Goodman disclaims beneficial ownership of these shares.

(8)
Includes 222,646 shares of our common stock issuable upon the conversion of our 5% convertible preferred stock and 77,926 shares issuable upon the exertion of existing warrants. Also includes the equivalent of 4,996 shares held by Mr. Paxton in the Intrusion Stock Fund in the Intrusion 401(k) Savings Plan.

(9)
Includes 31,807 shares of our common stock issuable upon the conversion of our 5% convertible preferred stock and 11,133 shares of our common stock issuable upon the exercise of existing warrants.

(10)
Walter Schenker and Steven Slawson have voting and/or investment control over the shares held by TCMP3 Partners L.P. Mr. Schenker and Mr. Slawson disclaim beneficial ownership of these shares.

(11)
Michael E. Fein and Stephen E. Saltzstein are principals of Atoll Asset Management, LLC, the managing member of Truk International Fund, LP and Truk Opportunity Fund, LLC. As a result, Mr. Fein and Mr. Saltzstein have voting and/or investment control over the shares held by these selling stockholders. Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of these shares.

(12)
See notes (3), (4), (6), (8) and (9).

Certain Relationships among the Selling Stockholders and Intrusion

        The following selling stockholders are directors and, in one instance, an executive officer of our company:

  •
  G. Ward Paxton—President, Chief Executive Officer, Chairman of the Board and director; and

  •
  James F. Gero—director.

LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for us by Patton Boggs LLP, Dallas, Texas.

EXPERTS

        Our consolidated financial statements and schedule for the year ended December 31, 2004 and 2003, appearing in our Annual Report (Form 10-KSB) for the year ended December 31, 2004, have been audited by KBA Group LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you without charge at the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13a, 13(c), or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

  •
  our Annual Report on Form 10-KSB for the year ended December 31, 2004;

  •
  our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005;

  •
  our Current Reports on Form 8-K dated March 29 and May 3, 2005; and

  •
  the description of our common stock contained in our registration statement on Form 8-A filed with the SEC, including any amendments or reports filed for the purpose of updating such description.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

    Michael Paxton
    Vice President and Chief Financial Officer
    Intrusion Inc.
    1101 E. Arapaho Road
    Richardson, Texas 75081
    (972) 234-6400

        You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

        We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

Intrusion Inc.

1,658,190 Shares
of Common Stock

PROSPECTUS

                        , 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution

SEC Registration Fees	$429.37
Legal Fees	70,000.00	*
Accounting Fees and Expenses	10,000.00	*
Printing Fees	7,500.00	*
Transfer Agent's Fees and Costs of Certificates	2,000.00	*
Placement Agent Fees	120,780.00
Miscellaneous	10,000.00	*
Total	$220,709.37

*
Estimated

ITEM 15. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was our director, officer, employee or agent may and, in certain cases, must be indemnified by us against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in our not opposed to our best interests. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

        Article Six, Section 3 of our Certificate of Incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

        We have entered into Indemnification Agreements with the each of our directors and executive officers. Pursuant to our agreements, we will be obligated, to the extent permitted by applicable law, to indemnify our directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were our directors or officers or assumed certain responsibilities at our direction. We also have purchased directors and officers liability insurance in order to limit our exposure to liability of indemnification of directors and officers.

ITEM 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description
4.1(1)	Form of Series 2 5% Convertible Preferred Stock Certificate.
4.2(1)	Certificate of Designations of the Series 2 5% Convertible Preferred Stock of Intrusion Inc.
4.3(1)	Form of Common Stock Purchase Warrant issued to the investors in the private placement.

4.4(1)	Form of Representative's Warrant for the Purchase of Shares of Common Stock issued to certain affiliates of Stonegate Securities, Inc.
4.5(1)	Form of Voting Agreement executed by each of the executive officers and directors of Intrusion Inc.
4.6(1)	Registration Rights Agreement dated as of March 28, 2005 by and among Intrusion Inc. and each of the purchasers listed on the signature pages thereto.
5.1(2)	Opinion of Patton Boggs LLP, regarding the legality of the securities covered by this registration statement.
10.1(1)	Securities Purchase Agreement dated as of March 28, 2005, by and among Intrusion Inc. and the investors listed on the signature pages thereto.
10.2(1)	Placement Agency Agreement dated February 7, 2005, by and between Intrusion Inc. and Stonegate Securities, Inc.
23.1	Consent of KBA Group LLP.
23.2(2)	Consent of Patton Boggs LLP (included in its opinion filed as Exhibit 5.1).
24.1(2)	Power of Attorney.

(1)
Incorporated herein by reference to the Registrant's Current Report on Form 8-K dated March 29, 2005.

(2)
Previously filed with the Registrant's Registration Statement on Form S-3 filed on April 22, 2005.

ITEM 17. Undertakings

        The Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to rule 424(b) if, in the aggregate, the charges in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Description
4.1(1)	Form of Series 2 5% Convertible Preferred Stock Certificate.
4.2(1)	Certificate of Designations of the Series 2 5% Convertible Preferred Stock of Intrusion Inc.
4.3(1)	Form of Common Stock Purchase Warrant issued to the investors in the private placement.
4.4(1)	Form of Representative's Warrant for the Purchase of Shares of Common Stock issued to certain affiliates of Stonegate Securities, Inc.
4.5(1)	Form of Voting Agreement executed by each of the executive officers and directors of Intrusion Inc.
4.6(1)	Registration Rights Agreement dated as of March 28, 2005 by and among Intrusion Inc. and each of the purchasers listed on the signature pages thereto.
5.1(2)	Opinion of Patton Boggs LLP, regarding the legality of the securities covered by this registration statement.
10.1(1)	Securities Purchase Agreement dated as of March 28, 2005, by and among Intrusion Inc. and the investors listed on the signature pages thereto.
10.2(1)	Placement Agency Agreement dated February 7, 2005, by and between Intrusion Inc. and Stonegate Securities, Inc.
23.1	Consent of KBA Group LLP.
23.2(2)	Consent of Patton Boggs LLP (included in its opinion filed as Exhibit 5.1).
24.1(2)	Power of Attorney.

(1)
Incorporated herein by reference to the Registrant's Current Report on Form 8-K dated March 29, 2005.

(2)
Previously filed with the Registrant's Registration Statement on Form S-3 filed on April 22, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on May 19, 2005.

INTRUSION INC.
By:	/s/ G. Ward Paxton G. Ward Paxton President, Chief Executive Officer and Chairman of the Board

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ G. Ward Paxton G. Ward Paxton	President, Chief Executive Officer and Chairman of the Board (principal executive officer)	May 19, 2005
/s/ Michael Paxton Michael Paxton	Vice President and Chief Financial Officer and General Counsel (principal financial and accounting officer)	May 19, 2005
* T. Joe Head	Vice President of Strategic Projects and Director	May 19, 2005
* J. Fred Bucy, Jr.	Director	May 19, 2005
* Donald M. Johnston	Director	May 19, 2005
* James F. Gero	Director	May 19, 2005
/s/ Michael Paxton *Attorney-in-fact		May 19, 2005